Exhibit (e)(14)

FORM OF ESCROW AGREEMENT

          AGREEMENT dated as of [    ], 2001 among E*TRADE Group, Inc., a Delaware corporation (“Parent”), Joseph J. Fox, Avi Fox, Joseph Barr, Stuart Cohn, William Mania, D. J. Rosenberg, Harleigh Mandel (each an “Executive” and together, “Executives”), and American Stock Transfer and Trust Co., as Escrow Agent (“Escrow Agent”).

W I T N E S S E T H:

          WHEREAS, Parent, Opus Acquisition Corp., a Delaware corporation (“Merger Sub”), and Web Street, Inc., a Delaware corporation (“Company”), have entered into an Agreement and Plan of Merger dated as of May 20, 2001 (the “Merger Agreement”) pursuant to which Merger Sub will make an exchange offer (the “Offer”) to exchange shares of common stock, par value $.01 per share, of Parent (“Parent Common Stock”) for all of the issued and outstanding shares of common stock, par value $.01, of Company (the “Company Common Stock”) and Merger Sub will be merged with and into Company with Company to be the surviving corporation in the merger (the “Merger”);

          WHEREAS, pursuant to Section 6.18 of the Merger Agreement, Parent has agreed to make a deposit of $5,000,000 (the “Escrow Amount”) with the Escrow Agent to be held and applied by the Escrow Agent as provided in this Agreement;

NOW, THEREFORE, the parties hereto agree as follows:

          Section 1.    Appointment of Escrow Agent and Executive’s Representative.    Parent and Executives hereby appoint the Escrow Agent to act as escrow agent on the terms and conditions set forth herein and in the Merger Agreement, and the Escrow Agent hereby accepts such appointment on such terms and conditions. Each Executive hereby appoints Joseph J. Fox to act as his agent pursuant to the terms set forth herein (the “Executives’ Representative”) as the sole representative of such party to act as the agent on behalf of such party for the purposes set forth in this Agreement and Joseph J. Fox hereby accepts such appointment. As the representative of the Executives, the Executives’ Representative shall act as the agent for all such persons, and shall have authority to bind each such person in accordance with this Agreement, and Parent and Company may rely on such appointment and authority until the receipt of notice from each Executive of the appointment of successor Executives’ Representative.

          Section 2.    Deposit of Escrow Amount.    In accordance with Section 6.18 of the Merger Agreement, at the Appointment Time Parent shall deliver to the Escrow Agent the Escrow Amount in immediately available funds to be held and disbursed by the Escrow Agent as provided herein and in the Merger Agreement. The Escrow Agent shall deposit, upon receipt, the Escrow Amount into a separate interest bearing account (the “Escrow Account”) established for such purpose.

          Section 3.    Investment of Escrow Amount.    The Escrow Agent shall invest and reinvest the Escrow Amount in either (i) direct obligations of, or obligations the principal and interest on which are unconditionally guaranteed by, the United State of America, (ii) repurchase agreements fully collateralized by securities of the kind specified in clause (i) above, (iii) money market accounts or certificates of deposit maturing within 30 days of the acquisition thereof and issued by a bank or trust company organized under the laws of the United States of America or a State thereof (a “United States Bank”), (iv) commercial paper issued by a domestic corporation and given the highest rating by Standard & Poor’s Corporation and Moody’s Investors Service, Inc. and maturing within 30 days of the acquisition thereof, (v) demand deposits with any United States Bank or any federal savings and loan institution having a combined capital surplus in excess of $250,000,000. Whenever the Escrow Agent shall pay all or any part of the Escrow Amount to Parent or Executives as provided herein, the Escrow Agent shall also pay to such Person all interest and profits earned to the date of payment on such amount, except that where the amount so paid expressly includes an amount for interest, all such interest and profits shall be added to the Escrow Amount. Any loss on any such investment shall be borne pro rata by the parties in proportion to their ultimate entitlement to the aggregate amount held by the Escrow Agent immediately prior to such loss.

          Section 4.    Release of Escrow Amount.    If the Escrow Agent receives a certificate (or any number of counterparts thereof) signed by both an officer of Parent and Executives’ Representative directing the Escrow Agent as to distribution of all or any part of the Escrow Amount, the Escrow Agent shall immediately distribute such part from the Escrow Amount (including any interest thereon) as directed in such certificate.

          (a)  On the twentieth business day after receipt by the Escrow Agent of a certificate signed by an officer of Parent (an “Officer’s Certificate”) (i) stating that Escrow Agent is obligated to make a payment to Parent or Executives (“Payment”) and (ii) specifying the amount of such Payment, the Escrow Agent shall, subject to the provisions of Section 5 hereof, distribute to Parent or Executives (with respect to each Executive, as directed in the Officer’s Certificate) from the funds then held in the Escrow Account an amount (and interest thereon) equal to the Payment as stated in such Officer’s Certificate.

          (b)  If the Escrow Agent does not receive an Officer’s Certificate on or before the 30th day after the Determination Date with respect to any Threshold Test, the Escrow Agent shall distribute from the funds then held in the Escrow Account an amount (and interest thereon) equal to the Threshold Amount corresponding to such Threshold Test to the Executives pro rata based on contributions to the Escrow Fund with respect to such executive for such Threshold Test as set forth on Exhibit F to the Merger Agreement.

          (c)  If any funds remain on deposit with the Escrow Agent hereunder on [insert date 9 months from the Appointment Time] the Escrow Agent shall deliver such Funds to Parent; provided, however, that if a dispute between the parties hereto with respect to any portion of the Escrow Amount is pending, such funds shall remain on deposit with the Escrow Agent hereunder until such dispute is resolved in accordance with the provisions of Section 5 hereof.

          Section 5.    Disputes.    Parent shall deliver to Executives’ Representative a copy of each Officer’s Certificate simultaneously with its delivery to the Escrow Agent. If Executives’ Representative objects to Parent’s Payment in any Officer’s Certificate, he shall notify (a “Notice of Dispute”) Parent and the Escrow Agent before the twentieth business day after receipt of such Officer’s Certificate. If Executives’ Representative fails to deliver a Notice of Dispute to Parent and the Escrow Agent before such twentieth business day, the distribution set forth in such Officer’s Certificate shall be conclusive and binding on all of the parties hereto whereupon the Escrow Agent shall pay the Payment as instructed in the Officer’s Certificate.

          (a)  If Parent and the Escrow Agent receive a Notice of Dispute before such twentieth business day, Parent and the Executives’ Representative shall negotiate in good faith and use all reasonable efforts to agree upon the rights of the respective parties with respect to such Payment. If Parent and the Executives’ Representative shall so agree, a certificate setting forth such agreement shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely upon any such certificate and shall make distributions from the Escrow Account in accordance with the terms thereof as provided in Section 4(a).

          (b)  If after 30 days following receipt by Parent and the Escrow Agent of any Notice of Dispute, no final agreement has been reached between Parent and the Executives’ Representative, and Parent and the Executives’ Representative have not mutually agreed on an arbitrator, Parent shall appoint one arbitrator, the Executives’ Representative shall appoint one arbitrator, and the two arbitrators so appointed shall select a third arbitrator. In the event such arbitrators cannot agree upon a third arbitrator, a third arbitrator shall be selected in accordance with the rules as then in effect of the American Arbitration Association. The decision of two of the three arbitrators so appointed as to the validity of any claim with respect to such Officer’s Certificate shall be conclusive and binding upon the parties to this Agreement and, notwithstanding anything to the contrary contained herein, the Escrow Agent shall act in accordance with such decision and make distribution out of the Escrow Account in accordance therewith. Any such arbitration shall be held in New York, New York under the rules to be mutually agreed upon by the arbitrator selected by Parent and the arbitrator selected by the Executives’ Representative or, if no such agreement can be reached, under the rules as then in effect of the American Arbitration Association. Each party to any such arbitration shall pay its own expenses; provided that the fees, costs and expenses of the third arbitrator shall be borne equally by Parent and Executives.

          Section 6.    Substitute Form W-9.    Each of Parent and Executives shall provide the Escrow Agent with a correct taxpayer identification number on a substitute Form W-9 within 90 days of the date hereof and indicate thereon that it is not subject to backup withholding on income earned on any amount received hereunder.

          Section 7.    Termination Of Escrow Account.    This Agreement shall terminate when the Escrow Agent shall have released from the Escrow Account all assets pursuant to Section 4 hereof.

          Section 8.    Escrow Agent.    The Escrow Agent shall have no duty or obligation hereunder other than to take such specific actions as are required of it from time to time under the provisions hereof, and it shall incur no liability hereunder or in connection herewith for anything whatsoever other than as a result of its own gross negligence or willful misconduct. The Escrow Agent will be fully protected if it acts in accordance with the written advice of its counsel. The Executives, on the one hand, and Parent, on the other, severally as to 50 percent each, agree to indemnify, hold harmless and defend the Escrow Agent from and against any and all losses, claims, liabilities and reasonable expenses, including the reasonable fees of its counsel, which it may suffer or incur hereunder, or in connection herewith, except such as shall result solely and directly from its own gross negligence or willful misconduct. The Escrow Agent shall not be bound in any way by any agreement or contract between Parent and Executives (whether or not the Escrow Agent has knowledge thereof) and the only duties and responsibilities of the Escrow Agent shall be to hold the Escrow Account received hereunder and to release such Escrow Account in accordance with the terms of this Escrow Agreement. The Escrow Agent’s fees and expenses for acting as Escrow Agent hereunder are set forth in Schedule I hereto. Such fees and expenses shall be paid by Parent.

          Section 9.    Miscellaneous.

          (a)  Notices.    All notices or other communications to either party hereunder shall be in writing (including telex, telecopy or similar writing) and shall be given,

          if to the Executives’ Representative, to:

Web Street, Inc.
510 Lake Cook Road
Deerfield, IL 60015
Attention: Joseph Fox
Facsimile No.: 847-267-9926

          with a copy to:

Katten Muchin Zavis
525 West Monroe Street, Suite 1600
Chicago, IL 60661-3693
Attention: Jeffrey Patt
Facsimile No.: 312-577-8864

          if to Parent, to:

E*TRADE Group, Inc.
4500 Bohannon Drive
Menlo Park, CA 94025
Attention: Russell Elmer
Facsimile No.: 650-331-6835

           with a copy to:

Davis Polk & Wardwell
1600 El Camino Real
Menlo Park, CA 94025
Attention: Daniel G. Kelly, Jr.
Facsimile No.: 650-752-2113

          if to the Escrow Agent, to:

American Stock Transfer & Trust Co.
[Address]
[Fax:]

          (b)  Successors and Assigns.    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

          (c)  Governing Law.    This Agreement shall be construed in accordance with and governed by the law of the State of Delaware, without regard to the conflicts of law rules of such state.

          (d)  Definitions.    Terms used herein that are defined in the Merger Agreement are, unless otherwise defined, used herein as therein defined.

          (e)  Amendments.    Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party hereto, or in the case of a waiver, by the party against whom the waiver is to be effective.

          (f)  Counterparts; Effectiveness.    This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.

          (g)  Captions.    The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

E*TRADE GROUP , INC .

By:
Name:
Title:

JOSEPH J. FOX

AVI FOX

JOSEPH BARR

STUART COHN

WILLIAM MANIA

D. J. ROSENBERG

HARLEIGH MANDEL

AMERICAN STOCK TRANSFER AND TRUST CO ., as Escrow Agent

By:
Name:
Title: